Unofficial English Translation of a French Document.

SALE AGREEMENT

By and between the undersigned:

Of the first part:

The Belgian société anonyme “Gérard Dekoninck”, abbreviated to “GDK”, registered in the Belgian companies database [Banque Carrefour des Entreprises] under number 0425.908.489, whose registered office is located at 22 rue Phocas Lejeune, 5032 Gembloux (Les Isnes), Belgium, registered for value-added tax under number 425.908.489, and incorporated by means of a deed executed by the notary Michel DUCHATEAU in Liège on 28 June 1984, extracts of the minutes of which were published in appendix to the Moniteur Belge on 24 July 1984 under number 2351-28, and whose articles of association have been amended on a number of occasions, most recently under the terms of the minutes of an Extraordinary General Meeting drawn up by Maître Damien LE CLERCQ, a notary in Namur, on 9 November 2010, published in appendix to the Moniteur Belge on 26 January 2011 under number 11013596,

Which certifies that it is the sole owner of the property described below,

Herein represented by Mr Jacques DEKONINCK, born in Warnant on 6 March 1961and Mr Gérard DEKONINCK, born in Warnant on 12 March 1952.

Mr Gérard DEKONINCK is herein represented according to authority granted by private agreement dated 25 February 2015 by the above-named Mr Jacques DEKONINCK.

Hereinafter referred to as: “the seller”.

Of the second part:

The Belgian société anonyme “Belgian Volition”, registered in the Banque Carrefour des Entreprises under number 0891.006.861, whose registered office is located at 20/A rue du Séminaire, 5000 Namur, registered for value-added tax under number 0891.006.861, and incorporated by means of a deed executed by the notary Sophie Maquet, under the name “VALIBIO” on 18 July 2007, the minutes of which were published in appendix to the Moniteur Belge on 31 July 2007, under number 07114322, and whose articles of association have been amended on a number of occasions, most recently under the terms of the minutes of an Extraordinary General Meeting drawn up by Maître Pierre HAMES, a notary in Namur, on 30 October 2015, published in appendix to the Moniteur Belge on 27 November 2015 under number 15170771,

Herein represented by Mr Gaëtan MICHEL, born in Namur on 25 October 1972 and Mr Cameron REYNOLDS, born in Perth (Australia) on 25 February 1971.

Mr Cameron REYNOLDS is herein represented according to authority granted by private agreement dated 13 April 2016.

The Belgian société anonyme “Belgian Volition” is purchasing this property on its own behalf and on behalf of a company to be determined no later than 3 months from the date of this document for which company “Belgian Volition” stands as security. Failing ratification within a period of 3 months from the date of this document, “Belgian Volition” is considered as purchasing this property on its own behalf.

Hereinafter referred to as: “the purchaser”.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

THE PARTIES AGREE AS FOLLOWS:

The undersigned of the first part represents that it is selling to the undersigned of the second part, who accepts, the following

PROPERTY:

MUNICIPALITY OF GEMBLOUX, 8th division (Les Isnes)

A building located at 22, rue Phocas Lejeune, Gembloux (Les Isnes), being a warehouse with offices situated on and with a parcel of land, shown in the cadastral register according to the deed as a piece of land and in the locality of “Florivaux”, forming part of section B number 55N and covering an area of 11 hectares, 16 ares and 72 centiares, and in the recent cadastral register under section B no. 0055XP0001 covering an area of 39 ares and 90 centiares.

Such as this parcel of land is marked out in blue on the measurement and subdivision plan dated 5 February 2008, drawn up by Mr Jean-Marie JAUMOTTE, a real-estate surveyor and valuer with the Surveying Firm Géomètre BEXIMMO SPRL.

A copy of the plan remains appended to the deed dated 14 August 2008 executed by Jacques BODSON, the interim deputy commissioner of the Namur Building Purchase Committee. The purchaser acknowledges that it has received a copy thereof.

Comments:

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The following items are also included in the sale: solar panels and/or photovoltaic panels installed on the roof, together with any equipment allowing them to operate and any accessories relating thereto (including any environmental certificates).

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The following items are not included in the sale: pipes, meters and other appliances placed within the property described above, by any public or private authorities, for rental purposes.

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According to a recent (within the past year) extract from the land tax register, the cadastral income (non-index-linked) assigned to the property is eight thousand and sixty-five euros (8,065 EUR).

For a PRICE of one million two hundred thousand euros (1,200,000 EUR).

As a performance bond covering its undertakings, prior hereto, the purchaser has paid the sum of sixty thousand euros (60,000 EUR) into account no. BE41 0682 2108 0710, opened in the name of the notary drawing up the deed. The parties expressly agree that payment of this bond is an essential condition of the sale. If payment is not made by the deadline set, the seller shall be entitled to consider the sale null and void, pursuant to the recovery clause appearing below in item 15.

These monies will be held on deposit by the notary drawing up the deed, until such time as the official deed relating hereto has been signed, and posted in the purchaser’s name, with the seller’s agreement. However, if the sale goes ahead, any interest earned on these monies will be credited to the seller. The parties shall leave the notary drawing up the deed, under the latter’s entire responsibility, to choose the bank with which these monies are held.

Whereof discharge, in the appropriate amount, subject to successful encashment if payment is made by cheque.

These monies shall constitute a down payment on the price as soon as the official deed is signed.

The remainder of the price, i.e. one million one hundred and forty thousand euros (1,140,000 EUR), plus all costs, shall be due and payable no later than the time of signature of the official deed relating hereto.

All payments shall be made exclusively in the offices of the notary executing the deed of sale (referred to herein as the “notary drawing up the deed”).

Terms and Conditions

1. TRANSFER OF OWNERSHIP

The purchaser will own the property with effect from the time of signature of the official deed relating hereto; consequently, the property sold will remain at the seller’s risk until that time, though without prejudice to any damages claimed by the seller from the purchaser in the event of a delay attributable to the latter.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

2. OCCUPATION/TRANSFER OF ENJOYMENT

The property shall be free of any lease rights and any occupation. The purchaser’s enjoyment of it shall commence with effect from signature of the official deed relating hereto, by taking actual possession and by the seller handing over all keys or controls in its possession.

No later than the time of signature of the said official deed, and subject to damages being payable in the event of non-performance, the seller shall remove or arrange to have removed at its expense all furniture and moveable objects of any kind that are still present in the premises sold, with the exception of those forming part of this sale.

The purchaser is reminded that it cannot enter into any valid undertakings with new occupants (tenants, etc.) until such time as the notarised deed relating hereto has been signed.

3. FIRE INSURANCE

The seller represents that the property is currently insured. It will maintain its policy in force until such time as the official deed of sale has been executed and represents that it is aware of the obligation incumbent on it to inform its insurance company thereof, at that time.

With effect from the execution of the official deed, the purchaser shall be personally responsible for arranging insurance against fire and other risks, and shall take any useful measures in this regard, without the seller’s intervention.

4. CHARGES - TAXES

a) Without prejudice to its right to change supplier(s), the purchaser shall continue all water, gas and electricity supply contracts relating to the property sold, and shall pay these utility charges once it has taken possession of the property.

To this end, the parties shall read the meters no later than the time when the purchaser takes possession. The seller and purchaser shall themselves give notice to the authorities and companies concerned in good time.

b) Once it has taken possession of the property, the purchaser shall pay and bear all contributions and taxes, duties and charges of any kind payable on the property sold, both at that time and thereafter, pro rata temporis.

It shall pay the share for which it is responsible, to the seller, either at the time of signature of the official deed or within eight days of being asked to do so, as the seller chooses. In this regard, if the property tax [précompte immobilier] for the current financial year has not yet been established or notified on the date of signature of the official deed of sale relating hereto, the seller shall be entitled to claim the purchaser’s share of this tax on the basis of and on production of the tax assessment list for the preceding year, as a fixed amount and a compromise settlement, constituting full discharge between the parties on this subject.

5. MORTGAGE SITUATION

The property is sold to be handed over free from all preferential and mortgage charges and of any impediments of any kind.

This sale is agreed to under the suspensive condition that any registered creditors or transcribed creditors who have executed an attachment, as shown in the mortgage schedule or any notifications/ services or transfers of receivables executed by the notary drawing up the deed, agree to grant discharge no later than the time of signature of the official deed of sale. This condition is stipulated in the interests of the purchaser, who is the only party entitled to avail itself thereof.

Consequently, the purchaser agrees that the notary drawing up the deed shall deduct from the selling price any monies necessary to pay off preferential and mortgage creditors, and it therefore waives the benefit of Article 1653 of the Civil Code.

The seller shall notify, as soon as possible, the notary appointed to execute the official deed of sale, of any mortgage registration(s) and record(s) of attachments, mortgage mandate(s) or other types of mandate encumbering the property sold, including any that it becomes aware of between the date hereof and that of the deed of sale.

6. CONDITION OF THE PROPERTY/DEFECTS

The property is sold in its current condition, which is well known to the purchaser, who represents that it has already inspected it and has sought and received all information regarding its situation, condition and intended use.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

In this regard, the purchaser is at liberty to have a condition-of-premises report drawn up in the presence of both parties, at its own expense.

The purchaser shall not have any recourse against the seller on the grounds of poor condition of the buildings, dilapidation, construction defects and defects in the ground or subsoil, regardless of whether such defects are apparent or hidden (in the latter case only, insofar as the seller was unaware of them), nor on the grounds of common ownership rights shared with adjacent properties covering walls, fences, hedges and ditches separating the properties. The seller represents that as far as it is aware, there are no serious hidden defects (of a nature such that, if the purchaser had been aware of them, it would not have purchased the property sold or would have paid a lower price for so doing), including dry rot and harmful insects.

The seller warrants that it will not make any alterations to the property being sold, nor will it allow any third parties to do so.

Until the day on which the purchaser takes possession, the seller shall maintain, at its expense, a minimum level of heating in the property being sold, to prevent the harmful effects of frost and other elements.

To the extent necessary, the purchaser shall be subrogated in all of the seller’s rights linked to the ten-year guarantee referred to in Article 2270 of the Civil Code.

7. EASEMENTS/SPECIAL CONDITIONS

The property is sold with any common ownership rights applicable and with any active and passive easements that it may benefit from or be encumbered with, but it shall be the purchaser’s responsibility to assert the former and to defend itself against the latter, at its own expense and risk, without any intervention by or recourse against the seller.

The purchaser acknowledges that it has received a copy of the special conditions or easements appearing in the seller’s deed of title (a deed executed by the Namur purchase committee on 14 August 2008) and that it has taken cognisance thereof, and more particularly of Articles 8 to 14 of the said deed and of the “MISCELLANEOUS INFORMATION” contained therein. These items shall be transcribed in full from the deed to be executed, into the official deed.

It represents that it has properly understood the practical implications of these special conditions or easements and requires no further explanation(s) other than that/those given by the seller.

The seller represents that as far as it is aware, the property is not encumbered with any other easements, and that it has not personally granted any such easements.

The purchaser shall be subrogated in all of the seller’s rights and obligations resulting from the stipulations appearing in the seller’s deed of title, provided that these are still current and relate to the property presently being sold.

8. AREA

The area of the property shall be completed according to the cadastral documents and to the seller’s deed of title.

The figure entered in respect of the area it covers is not guaranteed; the parties waive any recourse against one another in connection with any difference related to the actual measurement, even if this difference were to exceed the figure of one twentieth.

The same shall apply to the limits of the property sold; if necessary, the purchaser shall personally arrange for the boundaries of the said property to be marked out.

Cadastral indications are given for information purposes only.

9. ADMINISTRATIVE SITUATION OF THE PROPERTY SOLD

9.1 Planning aspects

a. General points

The purchaser acknowledges that it has been informed that prior hereto, on its side, it is able to gather all information concerning the planning situation of the property presently being sold and its environment.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

The notary who drafted this sale agreement has also particularly drawn the attention of the purchaser, which the latter expressly acknowledges, to the importance of and the need to personally check:

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that the property being sold is in compliance with the permits issued by the competent authorities;

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and the legality of any works that have been or are said to have been executed since the date of its construction, by contacting the planning department of the municipality in which the property is located.

b. Designated use of the property – Permits – Certificate(s)

Under Article 85 of the Walloon Regional Development, Town Planning, Heritage and Energy Code (CWATUPE), the seller represents that as far as it is aware:

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the designated use of the property stipulated by the development plans (and if applicable, the municipal structure map) is as follows:

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Industrial and economic activity zone on the district plan.

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the property was the subject of a building permit which the seller undertakes to hand to the purchasers, together with the plans stamped by the Municipality, no later than the time of signing of the official deed.

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subject to the statements made above, the property has not been the subject either of a subdivision permit or land development permission or of a building or planning permit issued after the first of January nineteen hundred and seventy-seven, or a planning certificate issued within the past two years.

The purchaser represents that it has obtained its information from the competent planning authorities, to satisfy itself that the property forming the object hereof can be used for its intended purpose.

c. Additional information – Absence of undertakings

Without prejudice to the statements made above under item a., the seller represents that it is not giving any undertakings regarding the possibility of carrying out or maintaining on the property any of the acts and works referred to in Article 84, section 1, and if applicable, those referred to in Article 84, section 2, sub-paragraph 1 of the same code.

The purchaser represents that it is aware that the CWATUPE code can be accessed on the Walloon Region’s website, at the following address:

http://dgo4.spw.wallonie.be/dgatlp/dgatlp/Pages/DGATLP/PagesDG/CWATUP/GEDactualise/GED/gedListeArbo.asp

The undersigned are also reminded that:

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none of the acts and works referred to in Article 84, sections 1 and 2 can be carried out on the property, unless a planning permit is obtained;

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there are rules governing the expiry date of planning permits;

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even if a planning certificate is in existence, it is still necessary to apply for and obtain the planning permit.

d. Miscellaneous – Seller’s representations

The seller further represents that:

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it is not aware of any breach of planning rules in relation to the property sold;

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any construction or development work executed at its initiative has been executed, if applicable, after permission has been granted by the competent authorities;

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the property described above: is neither listed nor the subject of a listing procedure initiated during the past year;

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is not registered on the safeguarding list;

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does not appear on the heritage inventory;

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and that it is not situated within a safeguarding zone or an archaeological site, as defined in the CWATUP code, or within a “Natura 2000” zone.

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it has no knowledge of the property described above being:

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either subject to the pre-emption right referred to in Articles 175 et seq. of the same code;

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the object of a compulsory purchase order, either in the past or currently;

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or concerned by the legislation covering mines, tailings and quarries, or by the legislation covering sites earmarked for redevelopment;

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

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or included within the perimeter of a land consolidation plan decreed by law;

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or situated within an area at risk of flooding, as defined by the royal decree of the twenty-eighth of February two thousand and seven.

9.2 Environment – contaminated land management – Seveso decree

a. Environmental Permit (PE) decree

Without prejudice to the statements made below, the seller represents that the property being sold is probably the object of an environmental permit, such that it should be mentioned in the official deed and should make reference to Article 60 of the PE. The seller represents that the content of this permit, if any, is not likely to reduce the value of the property significantly.

b. Contaminated land management

The parties acknowledge that their attention has been drawn to the fact that:

1. the presence of contaminated earth in the ground, regardless of the origin or date of the pollution in question, may be deemed to constitute waste;

2. in this regard, the waste holder, i.e. in brief the party who either owns it or is in actual control of it (the operator, or if applicable, the owner) is bound by a series of obligations, ranging from a management obligation (collection, transportation, recovery or disposal, etc.) to a clean-up or even a remediation obligation, which entail a severe financial burden and, if not complied with, are punishable under administrative, civil and criminal law.

These points having been made, the seller represents that as far as it is aware, following years of peaceful and useful enjoyment – though without the purchaser insisting that the seller carries out further investigations (e.g. soil analysis performed by an approved organisation) – there is nothing, in its view, to prevent the property sold being used, in light solely of this question of the ground itself, for industrial purposes and that accordingly, it has neither carried out nor allowed to be carried out on the property sold, any acts or activities likely to cause pollution prior to these presents, that might be incompatible with the intended future use of the property.

c. Seveso decree

The seller represents that it has no knowledge of the property sold being included within or close to a “Seveso” perimeter adopted pursuant to Article 136 bis of the CWATUPE code, and more generally, being included within any of the perimeters referred to in Article 136 bis of the CWATUPE code that might adversely influence, or seriously hamper the issuing of any administrative authorisation (planning permit, subdivision permit, etc.).

10. EQUIPMENT – TECHNICAL ASPECTS

a. Heating oil/Gas

The seller represents that there is no gas or heating oil storage tank inside the property sold.

b. Building Energy Performance (PEB) Certificate

The seller and the purchasers represent that they have been informed that on 13 November 2011, the following (theoretically) entered into force:

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the Walloon Government decree of 20 October 2011 covering certification of existing non-residential buildings, which stipulates that with effect from that date onwards, a PEB certificate is required in principle at the time any deed is drawn up that either confers a personal right of enjoyment or declares, assigns or constitutes a right in rem (subject to any legal or regulatory exceptions) relating to an existing non-residential building;

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sanctions that apply in the absence of such a certificate.

Nevertheless, notwithstanding the fact that it entered into force on 13 November, in the current state of Walloon regional law, this obligation cannot be actually executed here, insofar as firstly, the tools allowing such a certificate to be drawn up are not yet available, and secondly, there is currently no certificate provider approved for this purpose.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

With the benefit of this information, the parties here and now expressly call upon the notary drawing up the deed to notarise the official deed of sale and, to the extent necessary, waive the right to apply to have this deed declared null and void, bearing in mind this force majeure situation.

c. Temporary Or Mobile Works

The undersigned are reminded that they have been informed that by virtue of the royal decree of the twenty-fifth of January two thousand and one, any owner who has several pieces of construction, conversion or renovation work carried out on his property, either at the same time or one after the other, is required to use the services of a “site work coordinator”, whose task will be to compile a “subsequent intervention dossier” containing useful health and safety information to be taken into account at the time of any subsequent works. In the event of a change of ownership, this dossier must be passed on to the new owner.

The seller represents that it has carried out work on the property since the first of May two thousand and one; it undertakes to hand over to the purchaser, no later than the date of signature of the deed, a “subsequent intervention dossier”, i.e. the technical dossier relating to the property, containing invoices, plans, permits, instructions for use, diagrams, photos, etc. relating to the works carried out.

The seller represents that it has been warned of the consequences, notably in terms of liability, of not passing on the said dossier to the purchaser.

d. Cables And Pipework Beneath The Property (CICC)

The purchaser represents that it has been made aware that it can check on the CICC website (https: www.klim-cicc.be) for the presence of any underground pipework and conduits within the property or close to it, notably in the event of work being carried out on the property.

11. OFFICIAL DEED

The parties shall have this sale registered as an authentic instrument within 4 months hereof on the date fixed following a proposal made by the notary drawing up the deed.

The parties are aware that each of them is entitled to choose their own notary (at no extra cost, provided that this choice is notified within eight calendar days following signature of the sale agreement), and they have appointed either Maître Stéphane WATILLON or Maître Pierre HAMES, being notaries in partnership in Namur, as their notaries to draw up the official deed.

12. COSTS OF SALE/REGISTRATION/VAT/CAPITAL GAINS TAX – REGIONAL AID

a. Costs

All costs, duties and fees payable in connection herewith and with the forthcoming official deed, including any costs payable for measurement and marking out of boundaries, shall be payable by the purchaser.

b. Registration duties/Tax (= tax payable on property transfer)

1) The parties represent that they have been made aware that they are jointly and severally liable for payment of registration duties, to be settled within 4 months following the signature hereof.

2) The appearers represent that this sale is not being undertaken for the purpose of purchasing a property assigned in whole or in part to residential use, such that it is not covered by Article 44 bis of the Walloon Registration Duties Code; in point of fact, the property covered by this sale is currently used as an industrial building, excluding any residential use.

3) The purchaser represents that it does not qualify for the reduction provided for in Articles 52, 53, 57 and 62 of the Registration Duties Code.

4) The seller acknowledges that its attention has been drawn to the fact that the capital gain realised on disposal, for valuable consideration, of buildings located in Belgium may be taxable as miscellaneous income, and that capital gains tax may be payable on the sale of a property that has been depreciated for business purposes or on the sale of a second home within five years or of a parcel of land within eight years following its acquisition.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

c. VAT – SOCIAL SECURITY CONTRIBUTIONS

The seller represents that it is VAT-registered, under number 425.908.489.

13. INTEREST

Beyond the agreed due dates for payment, all monies still outstanding shall bear interest at the rate set by law plus two per cent per annum, calculated on a daily basis until such time as payment is received in full, without formal notice being required, as the debtor shall be deemed to have received such an instruction to pay merely by virtue of the arrival of the due date, without prejudice to collectability.

14. JOINT AND SEVERAL LIABILITY

Each party shall be jointly and severally liable for its own undertakings and those of its successors in title.

15. PERFORMANCE – EXPRESS AVOIDANCE CLAUSE

If one party continues to default on its obligations and after a formal notice to comply has been sent by recorded delivery letter and remains without effect for 15 days, the other party shall be entitled to:

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either automatically consider the sale null and void (without any need for the intervention of the courts), with immediate effect on the date of notification of its decision by recorded delivery letter, and no other formal notice to comply shall be necessary prior to such notification. In this case, a sum equivalent to ten per cent (10%) of the selling price stipulated above shall be payable by the defaulting party as damages, less the down payment paid by the purchaser (or following reimbursement thereof).

In order to meet their tax obligations, the parties shall formalise the cancellation of the sale in writing, at the first demand of one party. This cancellation agreement, together with this sale agreement, shall be subject to the formality of registration (a fixed duty of €10.00 per agreement) by the first party to take action and no later than one year after signature of this agreement.

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or to pursue enforcement of this contract.

Cancellation shall give rise to payment of damages, fixed at the sum of ten per cent (10%) of the selling price.

In both cases, the defaulting party shall bear all legal costs.

16. CAPACITY – MISCELLANEOUS

The undersigned parties represent that they enjoy full legal capacity, and more particularly that they are neither the subject of any bans nor are they bankrupt or insolvent; GDK however represents that it is undergoing a reorganisation procedure ordered by the courts and intends to file a petition for bankruptcy in the near future at the office of the clerk of the commercial court.

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The seller represents that the property is not encumbered with any pre-emption rights, purchase options or redemption rights, with the exception of those referred to in item 18 below.

17. COSTS OF PROCEEDINGS

All costs of any kind incurred pursuant to performance provisions or via any legal proceedings, shall be payable by the defaulting party.

18. SUSPENSIVE CONDITION(S)/MORTGAGE LOAN

a) In accordance with the CWATUP code, this sale is concluded under the suspensive condition that the authorities concerned do not exercise the pre-emption right granted to them by Articles 177 and 180 of the said code. As far as the seller is aware, the property sold is not concerned by these provisions.

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23

b) This sale is concluded under the suspensive condition that the purchaser obtains a mortgage loan amounting to at least seventy per cent of the selling price, at a maximum interest rate of 3%, within 4 months hereof.

The purchaser shall take all normal steps to obtain this loan.

If the loan applied for is not granted, the purchaser shall inform the abovementioned notary WATILLON thereof, by recorded delivery letter posted within 4 months following signature of this agreement (or by means of a document, in return for an acknowledgement of receipt issued by the notary, within the same period of time), by producing a document emanating from the abovementioned lending institution, as proof of the rejection. If this information is not provided, the loan shall be deemed to have been obtained once this time period expires and the sale shall thus be completed. The seller shall be entitled to demand proof of the rejection invoked.

c) This sale is concluded under the suspensive condition that the economic office of the province of Namur or the Intermunicipal company does not exercise the pre-emption right and redemption right enjoyed by the latter and under the suspensive condition that the latter grant(s) permission for the activity involved and for the project submitted by the undersigned.

d) In the event of bankruptcy or any event likely to change the legal capacity of the GDK company, this sale is concluded on the suspensive condition of the obtaining of all the necessary authorisations, within 4 months following this agreement, from the trustee, if any, of the commercial court, or from any other appropriate authority. This condition is stipulated in the purchaser’s interest and the latter may solely benefit from it.

THIS AGREEMENT SHALL BE PERMANENTLY BINDING ON THE UNDERSIGNED PARTIES, subject to the reservations explicitly set forth therein.

Executed at Namur, on April 15, 2016

In triplicate, with each party acknowledging that they are in possession of one copy hereof.

GÉRARD DEKONINCK S.A.	BELGIAN VOLITION S.A.

/s/ Gérard Dekoninck	/s/ Gaëtan Michel
Gérard Dekoninck	Gaëtan Michel
Chief Executive Officer and Director

Offices of Maîtres Stéphane Watillon & Pierre Hamès, a partnership of notaries,

in Namur – Tel. 081/22.91.23